Filed Pursuant to Rule 433

Registration No. 333-216046

FINAL TERM SHEET

Philip Morris International Inc.

Dated November 3, 2017

0.625% Notes due 2024

1.875% Notes due 2037

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	0.625% Notes due 2024 (the “2024 Notes”) 1.875% Notes due 2037 (the “2037 Notes”)

Aggregate Principal Amount:	2024 Notes: €500,000,000 2037 Notes: €500,000,000

Maturity Date:	2024 Notes: November 8, 2024 2037 Notes: November 6, 2037

Coupon:	2024 Notes: 0.625% 2037 Notes: 1.875%

Interest Payment Dates:	2024 Notes: Annually on November 8, commencing November 8, 2018 2037 Notes: Annually on November 6, commencing November 6, 2018

Price to Public:	2024 Notes: 99.266% of principal amount 2037 Notes: 98.915% of principal amount

Underwriting Discount:	2024 Notes: 0.225% of principal amount 2037 Notes: 0.400% of principal amount

Net Proceeds:	2024 Notes: €495,205,000 (before expenses) 2037 Notes: €492,575,000 (before expenses)

Benchmark Security:	2024 Notes: 1.000% August 15, 2024 2037 Notes: 4.000% January 4, 2037

Benchmark Security Yield:	2024 Notes: -0.098% 2037 Notes: 0.892%

Spread to Benchmark Security:	2024 Notes: +83.1 basis points 2037 Notes: +104.9 basis points

Re-Offer Yield:	2024 Notes: 0.733% 2037 Notes: 1.941%

Mid-Swap Yield:	2024 Notes: 0.463% 2037 Notes: 1.421%

Spread to Mid-Swap Yield:	2024 Notes: +27 basis points 2037 Notes: +52 basis points

Optional Redemption:

2024 Notes:

Prior to August 8, 2024: Make-whole redemption at Comparable Government Bond Rate plus 15 bps

On or after August 8, 2024: Redemption at par

2037 Notes:

Prior to August 6, 2037: Make-whole redemption at Comparable Government Bond Rate plus 20 bps

On or after August 6, 2037: Redemption at par

Settlement Date (T+3):	November 8, 2017

Common Code / CUSIP / ISIN:	2024 Notes: Common Code: 171624371 CUSIP Number: 718172 CF4 ISIN Number: XS1716243719 2037 Notes: Common Code: 171624509 CUSIP Number: 718172 CG2 ISIN Number: XS1716245094

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Joint Book-Running Managers:	Banco Santander, S.A. Barclays Bank PLC Citigroup Global Markets Limited Credit Suisse Securities (Europe) Limited Deutsche Bank AG, London Branch ING Bank N.V.

Joint Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A. UBS Limited

Allocations:	2024 Notes	2037 Notes
Banco Santander, S.A.	€77,500,000	€77,500,000
Barclays Bank PLC	77,500,000	77,500,000
Citigroup Global Markets Limited	77,500,000	77,500,000
Credit Suisse Securities (Europe) Limited	77,500,000	77,500,000
Deutsche Bank AG, London Branch	77,500,000	77,500,000
ING Bank N.V.	77,500,000	77,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	17,500,000	17,500,000
UBS Limited	17,500,000	17,500,000
Total	€500,000,000	€500,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. toll free at +(34) 91 289 59 07, Barclays Bank PLC toll free at 1-888-603-5847, Citigroup Global Markets Limited toll free 1-800-831-9146, Credit Suisse Securities (Europe) Limited toll free at +44 20 7888 4021, Deutsche Bank AG, London Branch toll free at 1-800-503-4611 or ING Bank N.V. at +31 20 563 8035.